UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ----------------


                                  SCHEDULE 13G
                                 (RULE 13d-102)

                    INFORMATION TO BE INCLUDED IN STATEMENTS
                FILED PURSUANT TO RULES 13d-1(b)(c), AND (d) AND
               AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)
                        (AMENDMENT NO. 1 TO SCHEDULE 13G)


                                POWER2SHIP, INC.
                        ---------------------------------
                                (Name of Issuer)


                          Common Stock, $.001 par value
             -------------------------------------------------------
                         (Title of Class of Securities)


                                   73936F 10 2
                        ---------------------------------
                                 (CUSIP Number)


                                NOVEMBER 25, 2003
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|      Rule 13d-1(b)
|X|      Rule 13d-1(c)
|_|      Rule 13d-1(d)


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

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CUSIP NO. 739336F 10 2                 13G          PAGE 2 OF 5 PAGES
------------------------------                     -----------------------------


--------------------------------------------------------------------------------
            NAME OF REPORTING PERSON/
    1       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Jonathan Marks
--------------------------------------------------------------------------------
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)   |_|
    2                                                            (b)   |_|
--------------------------------------------------------------------------------
            SEC USE ONLY
    3
--------------------------------------------------------------------------------

            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
--------------------------------------------------------------------------------
                                         SOLE VOTING POWER
                                  5
                                         1,979,747
          Number of            -------------------------------------------------
           Shares                        SHARED VOTING POWER
        Beneficially              6
          Owned by                       0
            Each               -------------------------------------------------
          Reporting                      SOLE DISPOSITIVE POWER
           Person                 7
            With                         1,979,747
                               -------------------------------------------------
                                         SHARED DISPOSITIVE POWER
                                  8
                                         0
--------------------------------------------------------------------------------
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            1,979,747
--------------------------------------------------------------------------------
            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
    10      EXCLUDES CERTAIN SHARES   |_|

            N/A
--------------------------------------------------------------------------------
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            5.3%
--------------------------------------------------------------------------------
            TYPE OF REPORTING PERSON
    12
            IN
--------------------------------------------------------------------------------

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CUSIP NO. 739336F 10 2                 13G          PAGE 3 OF 5 PAGES
------------------------------                     -----------------------------


ITEM 1(A).    NAME OF ISSUER:

              Power2Ship, Inc.

ITEM 1(B).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

              903 Clint Moore Road
              Boca Raton, Florida 33487

ITEM 2(A).    NAME OF PERSON FILING:

              Jonathan Marks

ITEM 2(B).    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

              10400 Griffin Road, Suite #101
              Cooper City, Florida 33328

ITEM 2(C).    CITIZENSHIP:

              United States

ITEM 2(D). TITLE OF CLASS OF SECURITIES: Common Stock, $.001 par value per share (the "Common Stock")

ITEM 2(E).    CUSIP NUMBER:             739336F 10 2


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

              (a)    [_]    Broker or dealer  registered under section 15 of the
                            Act (15 U.S.C. 78o).

              (b)    [_]    Bank as defined  in  section  3(a)(6) of the Act (15
                            U.S.C. 78c).

              (c)    [_]    Insurance  company as defined in section 3(a)(19) of
                            the Act (15 U.S.C. 78c).

              (d)    [_]    Investment company registered under section 8 of the
                            Investment Company Act of 1940 (15 U.S.C. 80a-8).

              (e)    [_]    An   investment    adviser   in   accordance    with
                            (S)240.13d-1(b)(1)(ii)(E).

              (f)    [_]    An  employee  benefit  plan  or  endowment  fund  in
                            accordance with (S)240.13d-1(b)(1)(ii)(F).

              (g)    [_]    A  parent  holding  company  or  control  person  in
                            accordance with (S) 240.13d-1(b)(1)(ii)(G).

              (h)    [_]    A savings  association is defined in section 3(b) of
                            the Federal Deposit Insurance Act (12 U.S.C. 1813).

              (i)    [_]    A church plan that is excluded  from the  definition
                            of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C.
                            80a-3).

              (j)    [_]    Group, in accordance with (S)240.13d-1(b)(1)(ii)(J).

------------------------------                     -----------------------------
CUSIP NO. 739336F 10 2                 13G          PAGE 4 OF 5 PAGES
------------------------------                     -----------------------------


ITEM 4.       OWNERSHIP.

              (a)    Amount  beneficially  owned:  1,979,747  shares  of  Common
                                                   Stock(1)

              (b)    Percent of class:       5.3%(1)

              (c)    Number of shares as to which such person has:

                     (i) sole power to vote or to direct the vote: See Item 4(a) above

                     (ii) shared power to vote or to direct the vote: See Item 4(a) above

                     (iii) sole power to dispose or to direct the disposition of: See Item 4(a) above

                     (iv) Shared power to dispose or to direct the disposition of: See Item 4(a) above

ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                     Not Applicable

ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                     Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

                     Not Applicable

ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                      Not Applicable

ITEM 9.       NOTICE OF DISSOLUTION OF GROUP.

                      Not Applicable

ITEM 10.      CERTIFICATION:

                      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


--------
(1) Such shares include an aggregate of 221,755 shares of Common Stock issuable upon exercise of a like number of Options owned of record by Mr. Marks, and with respect to which Mr. Marks may be deemed to have sole voting and dispositive power.

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CUSIP NO. 739336F 10 2                 13G          PAGE 5 OF 5 PAGES
------------------------------                     -----------------------------


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: February 12, 2004                           By:      /s/ Jonathan Marks
                                                      --------------------------
                                                            Jonathan Marks